                                                                 EXHIBIT 10.18



                          PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG


                      TRANSCOASTAL MARINE SERVICES, INC.,


                                   HBH, INC.,


                                      AND


                                 THE SUCCESSION
                                       OF
                               HERBERT D. HUGHES


                        EFFECTIVE AS OF AUGUST 20, 1997


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                               TABLE OF CONTENTS
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ARTICLE 1

PURCHASE AND SALE OF COMPANY SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Basic Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Stock Purchase.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Real Estate Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5     The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.6     Deliveries at the Closing and the IPO Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.7     Registration Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.8     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 2

CONSIDERATION ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1     Adjustments to Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (a)      Long-Term Debt Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 3

REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.1     Representations and Warranties by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (a)      Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (b)      Authority Relative to Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (c)      Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (d)      Ownership of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (e)      Restricted Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.2     Representations and Warranties of Sellers and the Company  . . . . . . . . . . . . . . . . . . . . . . 6
                 (a)      Organization and Qualification, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (b)      Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (c)      Subsidiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (d)      Qualification of Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (e)      Authority Relative to Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (f)      Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (g)      Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (h)      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (i)      Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (j)      Permits and Legal Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (k)      Title to Properties; Absence of Liens and Encumbrances, etc.  . . . . . . . . . . . . . . .  13
                 (l)      Software  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (m)      Patent, Trademark, etc. Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (n)      List of Properties, Contracts and Other Data  . . . . . . . . . . . . . . . . . . . . . . .  15





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                 (o)      Use of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (p)      Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (q)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (r)      Labor and Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (s)      Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (t)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (u)      Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (v)      Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (w)      Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (x)      Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (y)      Investment Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.3     Representations and Warranties by the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (a)      Organization and Qualification, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (b)      Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (c)      Subsidiaries, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (d)      Authority Relative to Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (e)      Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (f)      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (g)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (h)      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 4

ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.2     Access to Information by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.3     Amendment to Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (a)      Confidential Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (b)      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.5     Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.6     Release of Sellers' Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.7     Sellers' Release of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.8     Confidential Information Memorandum; Registration Statement. . . . . . . . . . . . . . . . . . . . .  31
                 (a)      Company to Provide Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (b)      Accuracy of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (c)      Further Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.9     Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.10    Certain Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (a)      Mutual Consent for Section 338(h)(10) Election.   . . . . . . . . . . . . . . . . . . . . .  32
                 (b)      S Corporation Status.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (c)      Tax Periods Ending on or before the Closing Date.   . . . . . . . . . . . . . . . . . . . .  32
                 (d)      Cooperation on Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (e)      Tax Sharing Agreements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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         4.11    Conrad Matter.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.12    Change of Financial Institutions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 5

CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.1     Conditions Precedent to the Obligations of the Buyer.  . . . . . . . . . . . . . . . . . . . . . . .  34
                 (a)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (b)      Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (c)      Legal Actions or Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (d)      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (e)      Executive Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (f)      Shareholder Lock-up Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (g)      Completion of Buyer's IPO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (h)      Lender Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (i)      Audit of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (j)      Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (k)      Opinion of Counsel for the Company and Sellers  . . . . . . . . . . . . . . . . . . . . . .  35
                 (l)      Resignations of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (m)      All Proceedings to be Satisfactory  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (n)      Delivery of Certificates Representing Company Common Stock  . . . . . . . . . . . . . . . .  36
         5.2     Conditions Precedent to the Obligations of Sellers and the Company.  . . . . . . . . . . . . . . . .  36
                 (a)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (b)      Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (c)      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (d)      Release from Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (e)      Executive Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (f)      Lender Approval; Performance Bonds.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (g)      All Proceedings to be Satisfactory  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (h)      Opinion of Counsel for The Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (i)      Legal Actions or Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (j)      Payment of the Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 6

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.1     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (a)      Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (b)      Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (c)      Termination by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.2     Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38





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ARTICLE 7

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.2     Indemnification by Sellers. Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.3     Indemnification by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.4     Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 8

STOCK TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.1     Compliance with Securities Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.2     Restrictions on Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 9

FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.1     Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.2     Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 10

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.1    Expenses, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.2    Execution in Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.3    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.4    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.5    Amendments, Supplements, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.6    Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.7    Choice of Forum; Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.8    Binding Effect, Benefits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.9    Assignability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.10   Invalid Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44





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EXHIBITS:

EXHIBIT 1.3 - REAL ESTATE PURCHASE AGREEMENT

EXHIBIT 1.4 - EMPLOYMENT AGREEMENT

EXHIBIT 1.7 - REGISTRATION RIGHTS AGREEMENT

EXHIBIT 1.8 - EXCLUDED ASSETS

EXHIBIT 5.1 - OPINION OF COUNSEL FOR THE COMPANY AND SELLERS

EXHIBIT 5.2 - OPINION OF COUNSEL FOR THE BUYER


SCHEDULES:

Schedule 1.1 - Description of Real Estate and Option Real Estate

SELLERS DISCLOSURE SCHEDULE

Schedule 3.1(b) - Approvals

Schedule 3.1(c) - Conflicts

Schedule 3.1(d) - Holders of Company Common Stock

COMPANY DISCLOSURE SCHEDULE

Schedule 3.2(a) - Jurisdictions Where Qualified

Schedule 3.2(c) - Subsidiaries

Schedule 3.2(e) - Approvals

Schedule 3.2(f) - Conflicts

Schedule 3.2(g) - Company Financial Statements

Schedule 3.2(h) - Changes and Events since December 31, 1996

Schedule 3.2(h-1) - Permitted Exceptions

Schedule 3.2(j) - Permits and Legal Compliance





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
Schedule 3.2(m) - Intellectual Property

Schedule 3.2(n)(2) - Real Estate Leased by the Company

Schedule 3.2(n)(3) - Other Contracts and Commitments of the Company

Schedule 3.2(q) - Litigation, Actions and Proceedings

Schedule 3.2(r) - Employment Agreements, Benefit Plans, and Compensation

Schedule 3.2(s) - Pledged Accounts Receivable

Schedule 3.2(t) - Insurance Coverage; Self Insurance

Schedule 3.2(u) - Company Benefit Plan

Schedule 3.2(v) - Tax Audits; Basis in Assets; NOLs; Qualified S Subsidiary

BUYER DISCLOSURE SCHEDULE

Schedule 3.3(a) - Jurisdictions Where Qualified

Schedule 3.3(f) - Approvals





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                                                                  EXHIBIT 10-18



                          PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT (this "Agreement") made effective as of August 20, 1997, by and among TRANSCOASTAL MARINE SERVICES, INC., a Delaware corporation ("Buyer"), HBH, INC., a Louisiana corporation (the "Company"), and the SUCCESSION OF HERBERT D. HUGHES, sole shareholder of the Company ("Sellers").

         WHEREAS, the Sellers in the aggregate own all of the outstanding capital stock of the Company (the "Company Shares") and Sellers own certain real property necessary or desirable for operation of the Company; and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company in return for cash and shares of the Buyer's common stock, par value $.001 per share ("TCMS Common Stock"); and

         WHEREAS, in connection with Buyer's acquisition of the Company Shares, Sellers desire to sell to Buyer, and Buyer desires to purchase, and Sellers desire to sell, certain of Sellers' real estate under certain terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   ARTICLE 1

                      PURCHASE AND SALE OF COMPANY SHARES

         1.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell and convey to the Buyer, at the Closing (as defined below), (a) all of the Company Shares for the consideration specified below in this Article 1, and (b) certain real property located in Jefferson Parish, Louisiana, described in Schedule 1.1, together with all improvements located thereon and all rights and appurtenances thereto (the "Real Estate").

         1.2 STOCK PURCHASE. On the date of closing of Buyer's "IPO" (defined below) (the "IPO Closing Date"), in consideration for delivery of the Company Shares and for the other covenants and agreements contained herein and the other documents to be delivered pursuant hereto (other than pursuant to the Real Estate Purchase Agreement), Buyer agrees to pay and deliver to the Sellers the following consideration totaling $32 million (collectively, the "Purchase Price") payable as follows: (i) $23 million in cash; plus (ii) the number of validly issued, fully paid and nonassessable shares of TCMS Common Stock resulting from dividing $9.0 million by the IPO Price (as defined below) and rounding down to the nearest whole number (the "TCMS Shares"). The IPO Closing Date shall occur not later than the earlier to occur of 75 days after the receipt by Buyer of comments from the U.S. Securities and Exchange Commission ("SEC") with respect to Buyer's initial filing of its



                                    HBH, Inc. Purchase and Sale Agreement/Page 1
registration statement on Form S-1 or December 31, 1997. The Purchase Price shall be adjusted after the IPO Closing Date pursuant to Article 2 of this Agreement. The term "IPO" means the Buyer's first underwritten public offering of the Buyer's common stock other than any offering pursuant to any registration statement (i) relating to any capital stock of the Buyer or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Buyer, or any of its subsidiaries (ii) relating to any employee benefit plan or interest therein, (iii) relating principally to any preferred stock or debt securities of the Buyer, or (iv) filed pursuant to Rule 145 under the Securities Act of 1933, as amended, or any successor or similar provisions.

         1.3 REAL ESTATE PURCHASE. On the IPO Closing Date, the Buyer agrees to pay and deliver to the Sellers $1,350,000 in cash (the "Real Estate Purchase Price") in consideration for (i) purchase and sale of the Real Estate and (ii) an option to acquire, for an exercise price of $1,200,000 in cash, certain other real property located in Jefferson Parish, Louisiana described on
Schedule 1.1 (the "Option Real Estate"). Buyer's acquisition of the Real Estate and Buyer's purchase option with respect to the Option Real Estate shall be subject to all terms and conditions of that certain Real Estate Purchase Agreement between Sellers and Buyer in the form attached as Exhibit 1.3 (the "Real Estate Purchase Agreement") to be executed concurrently herewith.

         1.4 EMPLOYMENT AGREEMENT. At the Closing, the Company and H. Daniel Hughes II shall execute and deliver an Executive Employment Agreement in the form attached as Exhibit 1.4 (the "Executive Employment Agreement"), providing for the employment of Mr. Hughes as an executive of the Company for an initial term of three years.

         1.5 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin, in Houston, Texas, commencing at 9:00 a.m. local time not later than the fourth business day prior to the IPO Closing Date or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"). The actions taken at the Closing will not include payment of the Purchase Price, the delivery to Buyer of certificates representing the Company Shares, or the delivery to Sellers of certificates representing the TCMS Shares. Instead, the share certificates, duly endorsed for transfer, shall be delivered into escrow with a mutually agreeable escrow agent (the "Document Escrow") to be released and delivered pursuant to this Agreement on the IPO Closing Date. During the period from the Closing until the IPO Closing Date, this Agreement may be terminated by the parties only pursuant to Section 6.1(b).

         1.6 DELIVERIES AT THE CLOSING AND ON THE IPO CLOSING DATE. At the Closing, (i) Sellers will deliver the various certificates, instruments, and documents referred to in Section 5.1 below into the Document Escrow, (ii) Buyer will deliver the various certificates, instruments, and documents referred to in Section 5.2 below into the Document Escrow (other than the Purchase Price)
(iii) each of the Sellers will deliver into the Document Escrow a certificate or certificates, duly endorsed in blank or accompanied by stock powers duly endorsed to Buyer, and in the form for transfer to Buyer, and, if required by Buyer, with signatures guaranteed by an eligible guarantor institution pursuant to any medallion signature guarantee program, representing all of the Company Shares owned by such Seller free and clear of any pledge, lien, claim, encumbrance, or interest of any third party,





                                    HBH, Inc. Purchase and Sale Agreement/Page 2

(iv) if required by the Real Estate Purchase Agreement, Sellers shall execute and deliver into the Document Escrow an act of sale effecting transfer of immovable property and the other certificates, instruments and documents provided for in the Real Estate Purchase Agreement, as required to convey or lease the Real Estate to Buyer pursuant to terms of the Real Estate Purchase Agreement, and (v) at the Closing or on the next business day, Buyer will deliver into the Document Escrow a certificate representing the TCMS Shares. On the IPO Closing Date, (A) Buyer will deliver the cash portion of the Purchase Price to Sellers pursuant to Section 1.2 above, (B) the various certificates, instruments and documents held in the Document Escrow which are to be delivered to Buyer pursuant to this Agreement including the Company Shares, shall be released and delivered to Buyer, and (C) the various certificates, instruments and documents held in the Document Escrow to be delivered to Sellers pursuant to this Agreement, including the TCMS Shares, shall be released and delivered to Sellers, and (D) if required by the Real Estate Purchase Agreement, the Real Estate Purchase Price to Sellers as specified in Section 1.2 above.

         1.7 REGISTRATION RIGHTS AGREEMENT. Sellers shall execute and deliver a Registration Rights Agreement in the form attached as Exhibit 1.7 hereto. Provisions of the Registration Rights Agreement shall be no less favorable to the Sellers than provisions of any other agreement of the Buyer providing registration rights to the owners of any other corporation or business entity to be acquired by Buyer prior to or in connection with the IPO. Buyer shall not grant to any other person registration rights that are senior to the registration rights granted to Sellers.

         1.8 EXCLUDED ASSETS. Buyer and Seller agree that prior to the Closing Date, Sellers and the Company shall cause ownership and/or possession of those assets identified on Exhibit 1.8 attached hereto (the "Excluded Assets") to be transferred to Sellers or others. These distributions shall be in addition to any other distributions permitted pursuant to this Agreement.

                                   ARTICLE 2

                           CONSIDERATION ADJUSTMENTS

         2.1 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price payable to Seller under this Agreement is subject to the adjustments described in this
Section 2.1:

                 (a) Long-Term Debt Adjustment. The Purchase Price shall be reduced by the amount, if any, of Long- Term Debt of the Company on the IPO Closing Date that is in excess of (i) $6.0 million, if the IPO Closing Date occurs on or before September 30, 1997, or (ii) $6.5 million, if the IPO Closing Date occurs after September 30, 1997. "Long- Term Debt" means all long-term liabilities (including current maturities of such Long-Term Debt and prepayment penalties as of the IPO Closing Date) of the Company owed to persons other than Sellers and their affiliates as of the IPO Closing Date, including deferred taxes and capitalized lease obligations, determined in accordance with GAAP; provided that amounts outstanding pursuant to the Company's line of credit with Banc One, N.A., and the Company's line of credit with Diversified Group, Inc. shall be deemed current liabilities and not Long-Term Debt.





                                    HBH, Inc. Purchase and Sale Agreement/Page 3

                 (b) Capital Expenditure Adjustment. The Purchase Price shall be reduced by the amount, if any, by which the aggregate amount of the Company's capital expenditures during the period from January 1, 1997 through the IPO Closing Date, together with all of the Company's commitments for capital expenditures on the IPO Closing Date, determined as of such date in accordance with GAAP, exceeds (i) $870,000, if the IPO Closing Date occurs on or before September 30, 1997, and (ii) $1,370,000, if the IPO Closing Date occurs after September 30, 1997. "GAAP" means U.S. generally accepted accounting principles consistently applied.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES BY SELLERS. Sellers each represent and warrant to Buyer that the statements contained in this Section
3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and the IPO Closing Date (as though made then and as though such dates were substituted for the date of this Agreement throughout this Section 3.1) except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the parties hereto (the "Sellers Disclosure Schedule"). The Sellers Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 3.1.

                 (a) Qualification. Each Seller has the legal power and authority to own its properties and assets and carry on its business and affairs as currently conducted.

                 (b) Authority Relative to Agreement. Each Seller has the full right, power, and legal authority to execute and deliver this Agreement. Provided that court approval is received in the succession of Herbert D. Hughes with respect to the transactions contemplated by this Agreement prior to Closing (the "Hughes Court Approval"), each Seller has the full right, power, and legal authority to perform this Agreement and to consummate the transactions contemplated on the part of the Company hereby. No proceeding on the part of any Seller, and, except for those approvals described in Schedule 3.1(b), no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the execution and delivery of this Agreement. No proceeding on the part of any Seller, and, except for those approvals described in Schedule 3.1(b) and Hughes Court Approval, no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the performance of this Agreement and the consummation by Sellers of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and is a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.





                                  HBH, Inc. Purchase and Sale Agreement/Page 4

                 (c) Non-Contravention. Except as provided on Schedule 3.1(c), the execution, delivery and performance of this Agreement by Sellers do not, and the consummation by Sellers of the transactions contemplated hereby will not (provided that the Hughes Court Approval is received prior to Closing), conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to the loss of a material benefit under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property or assets of Sellers or the Company pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which any Seller or the Company is a party or by which any of their respective assets are bound. Except as provided on Schedule 3.1(c), the execution, delivery and (assuming Hughes Court Approval prior to Closing) performance of this Agreement by Sellers do not and the consummation by Sellers of the transactions contemplated hereby will not violate or conflict with any other restriction of any kind or character to which any Seller or the Company is subject or by which any of their respective assets may be bound.

                 (d) Ownership of Company Common Stock. Each Seller holds of record and owns beneficially the number of Company Shares set forth next to his name in Schedule 3.1(d) of the Sellers Disclosure Schedule. Collectively, the Sellers are, and as of the Closing Date and the IPO Closing Date will be, the sole and exclusive lawful owners of all of the outstanding shares of Company Common Stock free and clear of all liens, claims, encumbrances and rights of others of any nature whatsoever, with full power to vote all such shares on any matter that may properly come before shareholders of the Company, and each Seller may exercise such voting power on any matter without violation of the rights of any person. There are no rights, warrants or options outstanding with respect to such capital stock, and Sellers have no obligation to deliver capital stock of the Company or any of its Subsidiaries to any person as of the date hereof, at any time on or prior to the IPO Closing Date, thereafter or as a result thereof or in connection therewith except as provided in this Agreement.

                 (e)      Restricted Securities.

                          (1) Sellers acknowledge that the shares of TCMS Common Stock which Sellers will acquire pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being acquired for each Seller's own account for investment and not with a view to the distribution thereof. The TCMS Common Stock acquired pursuant to this Agreement will be subject to the stock transfer restrictions described in Article 8 below.

                          (2) Each Seller has the knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of approving this Agreement and the transactions contemplated herein and acquiring shares of TCMS Common Stock.





                                  HBH, Inc. Purchase and Sale Agreement/Page 5

                          (3) Each Seller is able to bear the economic risks of its investment in the TCMS Common Stock, including the risk of a complete loss of the value of TCMS Common Stock.

                          (4) Each Seller has been represented by legal counsel in this transaction and such Seller and its representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Buyer concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Buyer.

                          (5) Each Seller has received a confidential private placement memorandum concerning the Buyer and an investment in shares of TCMS Common Stock, and each Seller and its representatives have been given such access to all documents, books and additional information concerning Buyer which they have requested regarding Buyer.

                          (6) Each Seller has conducted such investigations by itself and through its representatives in making a decision to approve this Agreement and the transactions contemplated herein as it has deemed necessary and advisable.

                          (7) Each Seller acknowledges and agrees that the TCMS Common Stock issued to such Seller may not be disposed of except in accordance with the requirements of the Securities Act and any applicable state securities laws.

         3.2 REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY. Sellers and the Company, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and the IPO Closing Date (as though made then and as though the such dates were substituted for the date of this Agreement throughout this
Section 3.2), except as otherwise set forth in the disclosure schedule delivered by the Sellers and the Company to Buyer on the date hereof and initialed by the parties hereto (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 3.2.

                 (a) Organization and Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has the full right, power and legal authority and all licenses, permits, titles and authorizations necessary to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction as set forth in Schedule 3.2(a) of the Company Disclosure Schedule where, to the reasonable belief of Sellers and the Company, such qualification is appropriate. The copies of the Company's Articles of Incorporation and Bylaws, as amended to date, which have been delivered to Buyer are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof. The Company is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which it is engaged in





                                  HBH, Inc. Purchase and Sale Agreement/Page 6
         business and in which its properties or assets are located, which foreign jurisdictions are listed in Schedule 3.2(a).

                 (b) Capital Stock. The entire authorized capital stock of the Company consists of 3,000 shares of Company Common Stock, no par value, of which as of the date hereof 882 shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, all of which are held of record and beneficially by Seller. No shares of the capital stock of the Company have been issued in violation of the preemptive rights of any past or present shareholder. No shares of the capital stock of the Company are in the treasury of the Company. There are no outstanding subscriptions, shares of capital stock, calls, warrants, options, contracts, commitments, or demands relating to the capital stock of the Company or other agreements of any character under which the Company or Buyer would be obligated to issue or purchase shares of its capital stock. There is no voting agreement, voting trust, proxy, or other agreement or understanding with respect to the voting of the capital stock of the Company. The Company has no commitments to issue or sell any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding.

                 (c) Subsidiaries. With respect to each corporation, firm, partnership or other business entity in which the Company holds an interest, Schedule 3.2(c) of the Company Disclosure Schedule sets forth the name, the interest of the Company, and the capitalization of such entity (each such entity in which the Company owns or controls more than 50% of the voting securities, directly or indirectly, or in which the Company acts as manager or general partner is hereinafter a "Subsidiary"). Except as described on Schedule 3.2(c) of the Company Disclosure Schedule neither the Company nor any Subsidiary owns or has any right or obligation to acquire any class of securities (including, without limitation, debt securities) issued by any person or company and neither the Company nor any Subsidiary is a party to or bound to any partnership, joint venture or similar arrangement with any person for the conduct of any business.

                 (d) Qualification of Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its state of organization, with the corporate or organizational power to own its property and carry on its business as it is now being conducted. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable, and were not issued in violation of the preemptive rights of any past or present shareholder. The Company and its Subsidiaries hold of record and own beneficially all of the outstanding shares or other interests in each Subsidiary of the Company held by them free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary to issue, sell, or





                                  HBH, Inc. Purchase and Sale Agreement/Page 7
         otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

                 (e) Authority Relative to Agreement. The Company has the full right, power, and legal authority to execute and deliver this Agreement. Provided that Hughes Court Approval is received prior to Closing, the Company has the full right, power, and legal authority to perform this Agreement and to consummate the transactions contemplated on the part of the Company hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors and the Sellers in their capacity as all holders of the capital stock of the Company. No proceeding on the part of the Company, and, except for those approvals described in Schedule 3.2(e), no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body, or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the execution and delivery of this Agreement. No proceeding on the part of the Company, and, except for those approvals described in Schedule 3.2(e) and Hughes Court Approval, no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                 (f) Non-Contravention. Except as provided on Schedule 3.2(f), the execution, delivery, and performance of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (provided that the Hughes Court Approval is received prior to Closing), (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which the Company or any of its assets is subject or (2) violate any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company or any Subsidiary pursuant to any provision of any mortgage, lien, lease, contract, agreement, license, or instrument to which the Company or any Subsidiary is a party or by which any of their respective assets are bound. Except as provided on Schedule 3.2(f), the execution, delivery and (assuming Hughes Court Approval prior to Closing) performance of this Agreement by the Company





                                  HBH, Inc. Purchase and Sale Agreement/Page 8
         do not and will not violate or conflict with any other restriction of any kind or character to which the Company or any Subsidiary is subject or by which any of their respective assets may be bound, and the same do not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which the Company or any Subsidiary is a party or by which any of their respective assets are bound, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights.

                 (g) Financial Information. Sellers have previously furnished Buyer with true and complete copies of the audited balance sheets of the Company and its Subsidiaries as of December 31, 1996 and December 31, 1995, and the related audited statements of income, retained earnings and cash flows for each of the three years ended December 31, 1996 audited by Deloitte & Touche, the independent accountants of the Company, together with the unqualified audit report of such accountants with respect to such financial statements. Such financial statements have been prepared in conformity with GAAP consistently applied and present fairly, in all material respects, and accurately, in all material respects, the financial position and results of operations of the Company and its consolidated Subsidiaries as of and for the respective periods then ended. Sellers have also previously furnished the Buyer with a correct and complete copy of the unaudited balance sheets of the Company as of the last day of the fiscal quarters ended March 31, 1997 and June 30, 1997, and the related quarterly unaudited statements of cash flows and retained earnings of the Company with respect to each of the fiscal quarters ended March 31, 1997 and June 30, 1997, certified by the chief executive officer and the chief accounting officer of the Company (including such certificates, the "Unaudited Quarterly Financial Statements"). To the best knowledge of Management of the Company, such financial statements have been prepared in conformity with GAAP, in all material respects, consistently applied (except for the absence of footnote disclosure) and to the best knowledge of the Company present fairly, in all material respects, and accurately, in all material respects, the financial position and results of operations of the Company as of and for the subject periods. Sellers have also previously furnished the Buyer with a correct and complete copy of the unaudited monthly balance sheets of the Company as of the last day of each month from January through June 1997, and the related monthly unaudited statement of income and retained earnings of the Company with respect to each month from January through June 1997 certified by the chief executive officer and the chief accounting officer of the Company (including such certificates, the "Unaudited Monthly Financial Statements"). To the best knowledge of management of the Company, such financial statements have been prepared in conformity with GAAP, in all material respects, consistently applied (except for (i) the classified balance sheets, (ii) the absence of footnote disclosure,
         (iii) absence of the statement of cash flows and the statement of retained earnings and (iv) the reclassification of interest expense on the income statement) and to the best knowledge of the Company present fairly, in all material respects, and accurately, in all material respects, the financial position and results of operations of the Company as of and for the subject periods, except for normal recurring year-end adjustments. The Company and its Subsidiaries do not have any material liabilities or obligations of a type which should be included in or reflected as such in financial statements prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due,





                                  HBH, Inc. Purchase and Sale Agreement/Page 9
         liquidated, or unliquidated, or otherwise, except as and to the extent disclosed or reflected in such financial statements or in Schedule 3.2(i). Collectively, the financial statements described in this
         Section 3.2(g) are the "Company Financial Statements."

                 (h) Absence of Certain Changes or Events. Since December 31, 1996, and except to the extent described in Schedule 3.2(h) of the Company Disclosure Schedule:

                          (1) none of the Company and its Subsidiaries has
                 sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                          (2) none of the Company and its Subsidiaries has
                 entered into any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) involving more than $100,000 outside the ordinary course of business;

                          (3) no party (including any of the Company and its
                 Subsidiaries) has breached, accelerated, terminated, modified, or canceled any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) involving more than $50,000 to which any of the Company and its Subsidiaries is a party or by which any of them is bound ("Company Contracts");

                          (4) none of the Company and its Subsidiaries has
                 imposed any lien, encumbrance or security interest upon any of its assets, tangible or intangible (other than the Permitted Exceptions, as defined below);

                          (5) none of the Company and its Subsidiaries has made
                 any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

                          (6) none of the Company and its Subsidiaries has made
                 any capital investment in, any loan to, or any acquisition of the securities of any other corporation, partnership, limited liability company or other person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

                          (7) none of the Company and its Subsidiaries has
                 issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

                          (8) none of the Company and its Subsidiaries has
                 delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;





                                  HBH, Inc. Purchase and Sale Agreement/Page 10

                          (9) none of the Company and its Subsidiaries has
                 canceled, compromised, satisfied, settled, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of business;

                          (10) none of the Company and its Subsidiaries has
                 granted any license or sublicense of any rights under or with respect to any Intellectual Property (as hereinafter defined);

                          (11) there has been no change made or authorized in
                 the Articles of Incorporation or bylaws of any of the Company and its Subsidiaries except as required to adopt the usual and customary corporate indemnities for certain directors and officers of the Company consistent with corporate governance provisions of similar corporations;

                          (12) none of the Company and its Subsidiaries has
                 issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                          (13) none of the Company and its Subsidiaries has
                 declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock except for dividends and distributions to shareholders which in the aggregate do not exceed 42% of the Company's pre-tax net income during 1997 through the earlier of December 31, 1997 or the IPO Closing Date;

                          (14) none of the Company and its Subsidiaries has
                 experienced any damage, destruction, or loss to its property in excess of $50,000 which is not covered by insurance;

                          (15) none of the Company and its Subsidiaries has
                 made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

                          (16) none of the Company and its Subsidiaries has
                 entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          (17) none of the Company and its Subsidiaries has
                 granted any increase in compensation to any of its employees in excess of prevailing market rates, or to any of its directors, officers, consultants or agents in excess of five percent of such person's base compensation or any discretionary bonuses to officers and employees in the aggregate amount of $50,000 plus up to 10% of the pre-tax net income of the Company during 1997 through, at Seller's option, September 30, 1997, October 31, 1997 or the IPO Closing Date;





                                  HBH, Inc. Purchase and Sale Agreement/Page 11

                          (18) none of the Company and its Subsidiaries has
                 adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

                          (19) except for the indemnification of certain
                 officers and directors pursuant to provisions of the Company's Articles of Incorporation and Bylaws as permitted under Louisiana law pursuant to amendment of same, none of the Company and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

                          (20) none of the Company and its Subsidiaries has
                 made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

                          (21) outside of the ordinary course of business
                 involving the Company or any of its Subsidiaries, there has not been any other material: (i) occurrence; (ii) event; (iii) incident; (iv) action; (v) failure to act; or (vi) transaction;

                          (22) there has not been any material adverse change
                 in the business, financial condition, operation, results of operation, or future prospects of the Company and its Subsidiaries;

                          (23) there has not been any work interruptions, labor
                 grievances or claims filed, proposed law or regulation (the existence of which is known, or under the normal course of business should be known, to the Company) or any event or condition of any character materially adversely affecting the business of future prospects of the Company or its Subsidiaries which do not affect the industry of the Company as a whole; and

                          (24) there has not been any merger or consolidation
                 or agreement to merge or consolidate with or into any other corporations (except the transactions contemplated by this Agreement).

                 "Permitted Exceptions" shall mean (i) Inchoate Liens, mechanic's, materialman's, warehouseman's and carrier's liens and purchase money security interests arising in the ordinary course of business, a correct and complete list of which is set forth on
         Schedule 3.2(h-1) of the Company Disclosure Schedule; (ii) liens for taxes and assessments not yet payable; (iii) liens for taxes, assessments and charges and other claims, the validity of which the Company or Sellers are contesting in good faith, a correct and complete list of which is set forth on Schedule 3.2(h-1); and (iv) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which does not adversely affect the operation, value, use or enjoyment of such asset or property. For purposes of this Agreement, "Inchoate Liens" means liens arising under contracts customary in industry of the Company and liens with respect to vessels which, in each case, relate to obligations of the Company (or obligations of the vessel) which are not yet due or which will be paid or





                                  HBH, Inc. Purchase and Sale Agreement/Page 12
         performed, as applicable, in the ordinary course of business, and which are not currently in default.

                 (i) Undisclosed Liabilities. To the best knowledge of Sellers and the Company, the Company and its Subsidiaries have no material liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or its Subsidiaries giving rise to any such liability), except for (i) liabilities set forth on the face of the Company Financial Statements (rather than in any notes thereto), (ii) liabilities set forth and described on Schedule 3.2(i), and (iii) liabilities which have arisen after June 30, 1997 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                 (j) Permits and Legal Compliance. The Company and its Subsidiaries have all permits, licenses, orders, qualifications, and approvals of all governmental and regulatory authorities material to the conduct of their business, a correct and complete list of which is set forth in Schedule 3.2(j) of the Company Disclosure Schedule. All such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is pending or threatened. None of such permits, licenses, orders or approvals, and no application for any of such permits, licenses, orders or approvals, will be adversely affected by the consummation of the transactions contemplated by this Agreement. To the best knowledge of Sellers and the Company, the Company and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and, to the best knowledge of Sellers and the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or its Subsidiaries alleging any failure so to comply.

                 (k) Title to Properties; Absence of Liens and Encumbrances, etc. The Company and its Subsidiaries have good and marketable title to all of the real, tangible personal and mixed properties and assets owned by it and used in its business (other than any intangible properties and assets described in Sections 3.2(l), 3.2(m) and 3.2(n), which sections contain the Company's and Sellers' representations and warranties with respect to such intangible properties and assets), free and clear of any liens, charges, pledges, mortgages, conditional sales contracts, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements or disclosed on Schedule 3.2(h-1). A correct and complete list of all material properties and assets of the Company and its Subsidiaries (other than properties and assets described in Sections 3.2(l), 3.2(m) and 3.2(n), and other than properties with a zero basis) as of April 30, 1997 is set forth on the Company's fixed asset list attached as Schedule 3.2(k).

                 (l) Software. The Company and each of its Subsidiaries own all operating and applications computer programs and data bases ("Software") or have the right to use such Software under valid leases or license agreements therefor, or such Software has been made





                                  HBH, Inc. Purchase and Sale Agreement/Page 13
         available to the Company by an affiliate of the Company that has the right to use such Software under valid leases or license agreements. Such Software constitutes all the Software which is necessary to operate the business of the Company and its Subsidiaries as currently conducted. None of the Software used by or available to the Company or its Subsidiaries, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else, and no claim with respect to any such infringement or violation is threatened. Sellers, the Company and certain affiliates will enter into a transition agreement with the Buyer at Closing regarding the Company's ownership and/or use at Closing of certain Software used by the Company and the continued use by the Company, for a period of not less than six months following Closing, of certain Software currently used by the Company which has been made available to the Company by its affiliates.

                 (m) Patent, Trademark, etc. Claims. The Company or its Subsidiaries is the owner or licensee of all patents, patent licenses, trademarks/servicemarks/trade names, trademark/servicemark/trade name registrations, copyrights, and copyright registrations or any other intellectual property ("Intellectual Property") used by or necessary to the operation of the Company's business as presently conducted and listed in Schedule 3.2(m) of the Company Disclosure Schedule. Each item of Intellectual Property owned or used by the Company or its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company or its Subsidiaries on the same terms and conditions immediately after the IPO Closing Date. Each of the Company and its Subsidiaries owns or has the right to use all such Intellectual Property and has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. Each of the Company and its Subsidiaries has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm or corporation and has not received any notice of such infringement. Neither the Company nor any Subsidiary is a party to any license, sublicense, agreement or arrangement, pursuant to which the Company or its Subsidiaries uses Intellectual Property except as shown in Schedule 3.2(m). With respect to each such license, sublicense, agreement or arrangement disclosed:

                          (1) the license, sublicense, agreement or arrangement covering the item is legal, valid, binding, enforceable, and in full force and effect;

                          (2) the license, sublicense, agreement or arrangement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                          (3) no party to such license, sublicense, agreement or arrangement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and

                          (4)     no party to the license, sublicense,
                 agreement or arrangement has repudiated any provision thereof.





                                  HBH, Inc. Purchase and Sale Agreement/Page 14

         Each of the Company and its Subsidiaries owns, or holds adequate licenses or other rights to use its trade names in the business as now conducted by it, and that does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses agreements and arrangements (as amended to date) disclosed on Schedule 3.2(m).

                 (n) List of Properties, Contracts and Other Data. The Company and its Subsidiaries own, lease or subcontract for all property and tangible assets necessary for the conduct of their business as presently conducted. To the best knowledge of Sellers and the Company, except as reflected in such Schedule 3.2(n) of the Company Disclosure Schedule, all of the material property of the Company and its Subsidiaries is in existence and is in operable condition and in conformity in all material respects with all building, zoning, OSHA, Coast Guard, safety, or other applicable ordinances, regulations, or laws (except for immaterial non-conformities to such provisions). Except as to the representation regarding operability above, Sellers and the Company make no warranty whatsoever whether expressed or implied as to the condition of the Company's material property, and with respect to such properties Buyer expressly waives all implied warranties of seaworthiness, where applicable, or fitness for intended purposes, whether arising under contract, tort or under the law of redhibition. Schedule 3.2(n) of the Company Disclosure Schedule contains a list setting forth with respect to the Company and its Subsidiaries as of the date hereof the following:

                          (1)     The Company does not own any real or
                 immovable property.

                          (2) Schedule 3.2(n)(2) of the Company Disclosure Schedule lists and describes briefly all real property leased or subleased by or to the Company or any of its Subsidiaries (whether as lessor or as lessee). The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 3.2(n)(2) (as amended to date). With respect to each lease and sublease listed in Schedule 3.2(n)(2):

                          (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                          (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                          (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                          (iv) no party to the lease or sublease has repudiated any provision thereof;

                          (v) except as described on Schedule 3.2(n)(2), there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;





                                  HBH, Inc. Purchase and Sale Agreement/Page 15

                          (vi) with respect to each sublease, the
                          representations and warranties set forth in subsections (i) through (v) above are correct and complete with respect to the underlying lease;

                          (vii) none of the Company and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                          (viii) to the best knowledge of Sellers and the Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                          (3) Schedule 3.2(n)(3) of the Company Disclosure
                 Schedule lists and describes briefly all contracts and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company or any Subsidiary is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to elsewhere in Section 3.2, provided that there need not be listed in the Company Disclosure Schedule (unless required pursuant to the preceding subsections of this Section 3.2(n)) any contract or commitment incurred in the ordinary course of business which requires payments to or by the Company and its Subsidiaries during its remaining life of less than $250,000 or which is terminable by the Company or any Subsidiary within thirty days without payment of a premium or penalty; and

                 Correct and complete copies of all documents and descriptions complete in all material respects of all oral agreements or commitments (if any) referred to in this Section 3.2(n) have been provided to, or made available to, Buyer or its counsel. None of the Company, the Sellers and the Subsidiaries has been notified of any claim that any contract listed in Schedule 3.2(n)(3) of the Company Disclosure Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing material default or event of default or event which with notice or lapse of time or both would constitute such a default.

                 (o) Use of Real Property. None of the Sellers, the Company and the Subsidiaries has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of the Company or its Subsidiaries, or any notice of default under any material lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Company Disclosure Schedules and there is no such violation or default. None of the Sellers, the Company and the Subsidiaries has received notice that any plant, facility or other





                                  HBH, Inc. Purchase and Sale Agreement/Page 16
         building which is owned or covered by a lease set forth in the Company Disclosure Schedule does not substantially conform in all material respects with all applicable ordinances, codes, regulations and requirements, and none of the Sellers, the Company and the Subsidiaries has received notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties.

                 (p) Environmental Laws. To the best knowledge of Sellers and the Company, the Company and its Subsidiaries, including, without limitation, their businesses, facilities, property, vessels, and equipment of the Company and its Subsidiaries have been and are currently in compliance, in all material respects, with all applicable federal, state, and local laws, rules, and regulations of all authorities, including without limitation, applicable Environmental Laws (as hereinafter defined), and, to the best knowledge of Sellers and the Company, the Company and its Subsidiaries have all permits, certificates, and licenses required to operate their businesses, facilities, property, vessels, and equipment, including, without limitation, any relating to the generation, processing, treatment, discharge, storage, transport, disposal, or other management of chemicals and other hazardous materials, of waste materials of any kind, and those relating to the protection of environmentally sensitive areas. To the best knowledge of Sellers and the Company, there is no material adverse effect on any of the facilities, properties, vessels or equipment of the Companies, or with respect to function, use, or value of any such assets, resulting from any hazardous or toxic substance, or any pollutant or contaminant, or as a result of exposure to petroleum or any by-product thereof. "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes in ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (q) Litigation. Except as provided on Schedule 3.2(q) of the Company Disclosure Schedule, there are no actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances or proceedings with respect to the Company or any Subsidiary pending against the Company or any Subsidiary at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor are there any such actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances or proceedings with respect to the Company (or any Subsidiary) or threatened against the Company or any Subsidiary.





                                  HBH, Inc. Purchase and Sale Agreement/Page 17

                 (r)      Labor and Employment Matters.

                          (1) Schedule 3.2(r) of the Company Disclosure
                 Schedule sets forth all collective bargaining agreements, employment and consulting agreements (other than consulting agreements terminable by the Company or any Subsidiary within 60 days without payment of a premium or a penalty), executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company or any Subsidiary;

                          (2) To the best knowledge of the Sellers and the
                 Company, there are no controversies between the Company (or any Subsidiary) and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened, related to the Company (or any Subsidiary) and there are not any organizational efforts presently being made or threatened in an organized fashion involving any of the employees of the Company or any Subsidiary, except as disclosed on Schedule 3.2(r).

                          (3) None of the Sellers, the Company and the
                 Subsidiaries has received notice of any claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing in any case which is unresolved as of the date hereof, except as disclosed on
                 Schedule 3.2(r).

                          (4) Schedule 3.2(r) of the Company Disclosure
                 Schedule sets forth the current pay rates of all employees of the Company and its Subsidiaries (by position or by department) as of a recent date.

                 (s) Accounts Receivable. The accounts receivable reflected on the balance sheet of the Company as of December 31, 1996, and all accounts receivable arising between December 31, 1996 and the date hereof, arose from bona fide transactions in the ordinary course of business; the services involved have been provided to the account obligor and other than any accounts receivable which are the subject of disputes and for which there are reasonably adequate reserves on the Company's Financial Statements, no further services are required to be provided in order to complete the sales and to entitle the Company or its assignees to collect the accounts receivable in full. No such account has been assigned or pledged to any other person, firm or corporation except as set forth on Schedule 3.2(s).

                 (t) Insurance. Schedule 3.2(t) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and





                                  HBH, Inc. Purchase and Sale Agreement/Page 18
         surety arrangements) to which the Company and its Subsidiaries have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (except as to insurance policies owned by third party vendors, contractors and clients of the Company which have contractually named the Company or its Subsidiaries as insured or provided other benefits of coverage as a result of contractual liability coverage, which policies need not be listed on Schedule 3.2(t) but shall be made available for inspection by Buyer's representatives):

                          (1) the name, address, and telephone number of the agent;

                          (2) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                          (3)     the policy number and the period of coverage;

                          (4) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                          (5) a description of any retroactive or "swing" premium adjustments or other loss-sharing arrangements.

         To the best knowledge of Sellers and the Company, with respect to each such insurance policy owned by the Company or any of its Subsidiaries:
         (A) to the best knowledge of Sellers and the Company, the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods and risks which such policy purports to insure;
         (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect in accordance with its terms on the same terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any of its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and the Company has received no notice of default, and no termination, modification, or acceleration has occurred, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company and each of its Subsidiaries has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 3.2(t) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company and its Subsidiaries. "Self insurance arrangements" means any arrangement by which the Company or its Subsidiaries has assumed risks in scope and amount customarily insured by businesses in the Company's industry and geographic region.

                 (u)      Employee Benefits.





                                  HBH, Inc. Purchase and Sale Agreement/Page 19

                          (1) The Company and its Subsidiaries have complied
                 and currently is in compliance, both as to form and operation, in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Codes of 1954 and/or 1986, as amended, respectively (for purposes of this Section 3.2(u) only, the "Code"), with respect to each "employee benefit plan" as defined under Section 3(3) of ERISA. Each employee benefit plan of the Company and its Subsidiaries ("Plan") is described in Schedule 3.2(u) of the Company Disclosure Schedule, and a copy of each Plan is attached thereto.

                          (2) Except as described on Schedule 3.2(u), the
                 Company and its Subsidiaries have never maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due as owing from the Company or any Subsidiary on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

                          (3) The Company and its Subsidiaries have not
                 incurred any liability with respect to a Plan including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC")), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability with respect to a Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to the Plan.

                          (4) The Company and its Subsidiaries have no
                 outstanding commitments to provide or to cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit or similar benefit to any person (including, without limitation, any former or current employee) that has not been reflected in the Company Financial Statements or is not included in any Plan or required by ERISA, COBRA or other labor law, disclosed in Schedule 3.2(u) of the Company Disclosure Schedule to this Agreement.

                 (v)      Tax Matters.

                          (1) All federal, state, local and foreign tax returns
                 required to be filed by the Company and its Subsidiaries prior to the date hereof have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such tax returns are required to be filed, and all such returns are correct and complete. Sellers have delivered to Buyer correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies asserted against or agreed to by the Company or any Subsidiary since January 1, 1992. Neither the Company nor its Subsidiaries are currently the subject of any audit, examination or any similar





                                  HBH, Inc. Purchase and Sale Agreement/Page 20
                 investigation by any governmental authority. Schedule 3.2(v) of the Company Disclosure Schedule sets forth all audits, examinations or similar investigations of the Company and its Subsidiaries by any governmental authority since January 1, 1992.

                          (2) All federal, state, local and foreign income,
                 franchise, sales, use, property, and all other taxes, fees, assessments, or other governmental charges (including withholding taxes), and all interest and penalties thereon (all of the foregoing collectively, "Taxes") due from or properly accruable by the Company and its Subsidiaries have been fully and timely paid or, in the cases of Taxes for which payment is not yet required, properly and fully accrued for on the Company Financial Statements or in Schedule 3.2(v) of the Company Disclosure Schedule with respect to all taxable periods ending on or prior to the date hereof and interim periods through the date hereof.

                          (3) Neither the Company nor its Subsidiaries has
                 filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would, by reason of the consummation of any of the transactions contemplated by this Agreement, individually or in the aggregate, result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of the assets of the Company or any Subsidiary is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168 of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions.

                          (4) None of the Company and its Subsidiaries is a
                 party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (5) Schedule 3.2(v) of the Company Disclosure
                 Schedule sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date: (A) the tax basis of the Company or Subsidiary in its assets as shown on the tax return of the Company; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (C) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any Deferred Intercompany Transaction (as defined in Treas. Reg. Section 1.1502-13).





                                  HBH, Inc. Purchase and Sale Agreement/Page 21

                          (6) The Company has not waived any statute of limitations, or agreed to any extension of time with respect to an assessment or deficiency, with respect to any Taxes.

                          (7) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), at all times since November 1, 1984.

                 (w) Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers and the Company directly with the Buyer, without the intervention of any other person on behalf of Sellers or the Company in such manner as to give rise to any valid claim by any other person against Sellers or the Company for a finder's fee, brokerage commissions, or similar payment; provided, however, Sellers shall pay consulting and financial advisory fees to certain employees of the Company and its affiliates with respect to the consummation of the transaction for which fees and expenses Sellers will be solely liable.

                 (x) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

                 (y) Investment Company. Each of the Company or its Subsidiaries is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company, a subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         3.3 REPRESENTATIONS AND WARRANTIES BY THE BUYER. The Buyer represents and warrants to the Sellers and the Company that the statements contained in this Section 3.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and the IPO Closing Date (as though made then and as though such dates were substituted for the date of this Agreement throughout this Section 3.3), except as set forth in the disclosure schedule delivered by the Buyer to the Sellers and the Company on the date hereof and initialed by the parties hereto (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 3.3.

                 (a) Organization and Qualification, etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction as set forth in
         Schedule 3.3(a) of the Buyer Disclosure Schedule where, to the reasonable belief of Buyer, such qualification is appropriate. The copies of the Buyer's Articles of Incorporation and Bylaws, as amended to date, which have been delivered





                                  HBH, Inc. Purchase and Sale Agreement/Page 22
         to Sellers are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

                 (b) Capital Stock. The entire authorized capital stock of Buyer consists of 25,000,000 shares of capital which is divided into
         (1) 3,000,000 shares of restricted common stock having a par value of $.001 per share, (2) 20,000,000 shares of common stock having a par value of $.001 per share (i.e., TCMS Common Stock), and (3) 2,000,000 shares of preferred stock having a par value of $.001 per share.

                 (c) Subsidiaries, etc. Buyer does not own of record or beneficially, directly or indirectly, (1) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (2) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

                 (d) Authority Relative to Agreement. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors. No other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement by Buyer. Except for corporate action related to the IPO, no other corporate proceedings on the part of Buyer are necessary to authorize the performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is enforceable against Buyer in accordance with its terms.

                 (e) Non-Contravention. The execution, delivery and performance of this Agreement by Buyer do not and the consummation by Buyer of the transactions contemplated hereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling change, or other restriction of any government, government agency, or court to which Buyer is subject to, or (2) violate any provision of the Articles of Incorporation or Bylaws of Buyer, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Buyer pursuant to any provision of any mortgage, lien, lease, agreement, contract, license, or instrument to which Buyer is a party or by which any of its assets is bound. The execution, delivery and performance of this Agreement by Buyer do not and will not violate or conflict with any other restriction of any kind or character to which Buyer is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which Buyer is a party or by which any of its assets is bound, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights.





                                  HBH, Inc. Purchase and Sale Agreement/Page 23

                 (f) Approvals. Except for the declaration of effectiveness of the registration statement filed in connection with Buyer's IPO by the SEC pursuant to the Securities Act, and the consents and approvals required pursuant to state securities laws with respect to the IPO, and except as set forth in Schedule 3.3(f) of the Buyer Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person is required for the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

                 (g) Litigation. There are no actions, claims, proceedings or governmental investigations pending against Buyer or any of its assets or properties at law or in equity, before or by any federal, state, or municipal court, agency or other governmental entity, or by any other person, which, individually or in the aggregate, could reasonably be expected (1) to have a material adverse effect on the financial condition or results of operations of Buyer or (2) to prevent the consummation of the transactions contemplated hereby.

                 (h) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Sellers and the Company, without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any person against Buyer for a finder's fee, brokerage commission, or similar payment.

                 (i) Disclosure. The confidential private placement memorandum including amendments and supplements thereto ("Memorandum") previously delivered to Sellers contains no misstatement of material fact, nor omits to state any material fact required to make statements contained therein not misleading. As disclosed in the Memorandum, and as of the execution date of this Agreement, certain contracts and agreements required in connection with the IPO are in negotiation or remain to be negotiated, and approval of the SEC and certain other government agencies is required to consummate the proposed transactions. Aside from such contingencies, Buyer knows of no reason why the transactions described in the Memorandum will not go forward.

                                   ARTICLE 4

                      ADDITIONAL COVENANTS AND AGREEMENTS

         4.1 CONDUCT OF BUSINESS. During the period from the date hereof to the IPO Closing Date, except as otherwise contemplated by this Agreement, Sellers shall cause the Company to, and the Company shall use its reasonable efforts to conduct its operations according to its ordinary and usual course of business, subject to the foregoing, to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Representatives of the Company will confer with representatives of Buyer to





                                  HBH, Inc. Purchase and Sale Agreement/Page 24
keep it informed with respect to the general status of the on-going operations of the business of the Company. Without limiting the generality of the foregoing, Sellers will cause the Company to:

                 (a) carry on the business in substantially the same manner as heretofore carried on and not introduce any material new method of management, operation or accounting, nor provide discounted services outside the ordinary course of business;

                 (b) in the ordinary course of business, maintain its material properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

                 (c) perform all of its obligations under all debt and lease instruments and other agreements relating to or affecting its business, assets, properties, equipment and rights, and pay all vendors, suppliers, and other third parties (including mechanics and materialmen) in the ordinary course of business, except those contested in good faith, and pay in full all payroll obligations when due;

                 (d) maintain its present debt and lease instruments (unless same are otherwise mature) and refrain from entering into new or amended debt or lease instruments other than short term and operating leases with respect to equipment entered into in the ordinary course of business, except as provided in paragraph (e) below without prior written consent of Buyer;

                 (e) not incur any indebtedness or any encumbrance of any of its properties or assets, other than indebtedness with respect to (1) ordinary trade accounts payable, (2) indebtedness under existing lines of credit with Banc One, N.A., (3) indebtedness under existing lines of credit from Diversified Group, Inc., a Louisiana corporation, and
         (4) Long-Term Debt permitted under Section 5.1(j), and encumbrances related to indebtedness described in clauses (2), (3) and (4) above and purchase money security interests incurred in the ordinary course of business; provided that such indebtedness does not incur interest in excess of market rates and such indebtedness contains no prepayment penalty in excess of the three percent of the outstanding principal amount.

                 (f) keep in full force and effect its present insurance policies or other comparable insurance coverage;

                 (g) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with the Company;

                 (h) except as otherwise permitted by this Agreement, refrain from effecting any change in the certificate of incorporation, bylaws or capital structure of the Company and refrain from entering into or agreeing to enter into any merger or consolidation by the Company with or into, and refrain from acquiring all or substantially all of the assets, capital





                                  HBH, Inc. Purchase and Sale Agreement/Page 25
         stock or business of, any person, corporation, partnership, association or other business organization or division of any thereof;

                 (i) refrain from incurring any expenditures outside the normal course of business, except with prior written notification to Buyer, and refrain from incurring capital expenditures, including commitments for capital expenditures as of such date, in the aggregate in excess of (i) $870,000 if the IPO Closing Date occurs on or before September 30, 1997, and (ii) $1,370,000, if the IPO Closing Date occurs after September 30, 1997;

                 (j) refrain from starting or acquiring any new businesses without the prior written consent of Buyer;

                 (k) except as required by market conditions, maintain its present salaries and commission levels for all officers, directors, employees or agents, refrain from entering into an employment agreement except in the ordinary course of business, and refrain from entering into any collective bargaining agreement; and

                 (l) refrain from declaring or paying any fees, commissions or loans outside the ordinary course of business, and refrain from declaring or paying any bonuses except discretionary bonuses to officers and employees to the extent that the aggregate amount of all such discretionary bonuses paid or declared during 1997 do not exceed, in the aggregate, the sum of 10% of the Company's pre-tax net income during 1997 through, at Seller's option, September 30, 1997, October 31, 1997 or the IPO Closing Date, plus $50,000; and

                 (m) refrain from declaring or paying any dividends or Subchapter "S" distributions to any shareholders (including Sellers), directors, management, sales agents, employees or other personnel, except for dividends and distributions to shareholders paid or declared in 1997 which in the aggregate do not exceed 42% of the Company's pre-tax net income during 1997 through the earlier of December 31, 1997 or the IPO Closing Date.

                 (n) promptly notify Buyer of the receipt by it or the Company of any notice or claim, written or oral, of (a) default or breach by the Company under, or of any termination (other than at the end of the stated term thereof) or cancellation, or threat of termination (other than at end of the stated term thereof) of cancellation, of any Company Contract, (b) any loss of, damage to or disposition of, any of the properties, assets or the products of the Company of a value of $50,000 or more, singly or in the aggregate (other than the sale or use of inventories or equipment in the ordinary course of business), (c) any claim or litigation threatened or instituted, or any other material adverse event or occurrence involving or affecting the Company or any of its assets, properties, operations, businesses or employees, and (d) any proposal made by any third party received by the Company or of which any Seller obtains knowledge in respect of any sale or other disposition, direct or indirect, of the assets (other than the sale or use of inventories in the ordinary course of business), businesses or outstanding capital stock or other ownership or voting interests of the Company;





                                  HBH, Inc. Purchase and Sale Agreement/Page 26

                 (o) comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to the Company or its assets, properties, operations, businesses or employees except where the failure to comply will not have a material adverse effect on the Company;

                 (p) except in the ordinary course of business or as otherwise permitted by this Agreement, refrain from any sale, disposition or distribution of any of its properties or assets and refrain from entering into any agreement or commitment with respect to any such sale, disposition or distribution (other than the sale or disposition of inventories or equipment in the ordinary course of business);

                 (q) refrain from any purchase or redemption of any capital stock or other voting interest of the Company and refrain from issuing any capital stock or other voting interest;

                 (r) refrain from making any change in any accounting principle, classification, policy or practice;

                 (s) manage working capital in the ordinary course consistent with past practice and refrain from introducing any new method of management or operation, and except for any action in the ordinary course of business consistent with past practices, refrain from providing any discounted services or products, discounting any receivables or taking any action to accelerate payment of any receivable prior to its due date;

                 (t) except as otherwise permitted by this Agreement, refrain from entering into any contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license or other agreement:

                                  (i)      containing provisions calling for
                          the sale or purchase of raw materials, product or service at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third-party markets;

                                  (ii)     which include "take or pay", "meet
                          or release", "most favored nations" (without Buyer's consent, not to be unreasonably withheld) or similar pricing or delivery arrangements;

                                  (iii)    with any officer, director,
                          shareholder or affiliate of the Company, other than usual and customary indemnities consistent with corporate governance practices of similar companies;

                                  (iv)     requiring the Company to indemnify
                          or hold harmless any other person or entity, except in the ordinary course of business;





                                  HBH, Inc. Purchase and Sale Agreement/Page 27

                                  (v)      evidencing any warranty obligation
                          of the Company with respect to goods, services or products sold or leased by it (other than warranties given in the normal course of business containing substantially the same terms as those presently in effect); or

                                  (vi)     imposing on the Company any
                          confidentiality, non-disclosure or non-compete obligation, except in the ordinary course of business.

         4.2 ACCESS TO INFORMATION BY BUYER. Until the IPO Closing Date or termination of this Agreement, Sellers will furnish to Buyer, with the Unaudited Monthly Financial Statements for each month following June 1997 promptly as available, but in no event more than 25 days following the end of such month. Buyer may prior to the Closing have access to the business and properties of the Company and information concerning its financial and legal condition as Buyer deems necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall not interfere with normal operations of the Company. Sellers and the Company agree to permit Buyer and its authorized representatives, or cause them to be permitted to have, after the date hereof and until the Closing Date, full access to the premises, books and records of the Company during normal business hours, and the officers of the Company will furnish Buyer with such financial and operating data and other information with respect to the Business and properties of the Company as Buyer shall from time to time reasonably request. No investigation by Buyer heretofore or hereafter made shall affect the representations and warranties of Sellers and the Company, and each such representation and warranty shall survive any such investigation.

         4.3 AMENDMENT TO SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation or warranty of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects (either alone or together with all other such changes to the Disclosure Schedule), in the aggregate, a material and adverse change to the net assets, business, properties, financial condition, results of operations, cash flow, business or prospects of the Company as compared with the condition of the Company as of December 31, 1996 (a "Company Material Adverse Change") may be made unless Buyer consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects (together with all other changes of such party to the Disclosure Schedule) in the aggregate, a material and adverse change to Buyer's net assets, business, properties, financial condition, results of operations, cash flow, business or prospects as compared with the condition of Buyer as of the date hereof (a "Buyer Material Adverse Change") may be made unless the Company consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 5.1 and
Section 5.2 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section. In the event that the Company or Sellers seek to amend or supplement a Disclosure Schedule pursuant to this Section 4.3 and the consent of Buyer is required pursuant to this Section and Buyer does not consent to such amendment or supplement, or in the





                                  HBH, Inc. Purchase and Sale Agreement/Page 28
event that Buyer seeks to amend or supplement a Disclosure Schedule pursuant to this Section 4.3 and the Consent of the Company is required pursuant to this Section and the Company does not consent, the party whose consent would be required may elect to terminate this Agreement, in which case this Agreement shall be deemed terminated by mutual written consent as set forth in Section
6.1 hereof. In the event that Buyer must amend its representations contained herein to state reasons known to Buyer which could reasonably be expected to prevent the transactions described in the Memorandum from going forward (other than such reasons caused by Sellers or the Company), such amendment shall be deemed a Buyer Material Adverse Change.

         4.4 CONFIDENTIALITY. The provisions of this Section 4.4 shall supersede and replace all prior agreements and understandings of the parties with respect to the subject matter hereof.

                 (a) Confidential Information. Until the closing of the transactions contemplated herein, all Confidential Information, as hereinafter defined, acquired by Buyer with respect to Sellers or the Company, or by Sellers or the Company with respect to Buyer, shall be
         (i) maintained in strict confidence, (ii) used only for the purpose of and in connection with evaluating the transactions contemplated herein, and (iii) disclosed only to employees and duly authorized agents and representatives who have been informed of the obligations of the parties under this Agreement with respect to such Confidential Information, who have a need to know the information in connection with consummating the transactions contemplated herein, and who agree to keep such information confidential. Buyer, Sellers and the Company shall be responsible for any breach of this Section by any of their respective representatives and each agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information. For the purpose of this Agreement, the term "Confidential Information" shall mean all information acquired by any party from another party hereto or its representatives pursuant to Section 4.2 hereof or otherwise with respect to the business or operations of such other party, other than (A) information generally available to the public which has not become available as a result of disclosure in violation of this Section and (B) information which becomes available on a nonconfidential basis from a source other than a party to this Agreement or its representatives, provided that such source is not known by the party to this Agreement receiving such information to be bound by a confidentiality agreement or other obligation of secrecy to another party to this Agreement or its representatives. If the transactions contemplated herein are not consummated, all Confidential Information in written or printed or other tangible form (whether copies or originals) shall be returned to the party of origin, all documents, memoranda, notes and other writings whatsoever prepared by any party or its representatives based on Confidential Information shall be destroyed, and Buyer, Seller, the Company and the respective officers and representatives of each of them will not disclose or utilize the Confidential Information for a period of two years following the effective date of this Agreement.

                 (b) Public Announcements. No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by Buyer, Sellers or the Company without the prior consultation of the Buyer, Sellers and the Company, except as may be necessary in the opinion of counsel to any party to meet the





                                  HBH, Inc. Purchase and Sale Agreement/Page 29
         requirements of any applicable law or regulations, the determination of any court, or the requirements of any stock exchange on which the securities of such party may be listed. Notwithstanding the foregoing, the Company may make appropriate disclosures of the general nature of the transaction contemplated hereby to its employees, vendors and customers to protect the Company's goodwill and to facilitate the consummation of the transactions contemplated hereby, and Buyer may disclose pertinent information regarding the transaction contemplated hereby to its existing and prospective investors, lenders or investment bankers or financial advisors for the purposes of obtaining financing (including the contemplated IPO). Buyer may also make appropriate disclosures of the general nature of the transaction contemplated hereby and the identity, nature and scope of the Company's operations to prospective acquisition candidates in its efforts to attract additional acquisitions for Buyer. Subject to prior review, revision and approval by the Company of disclosure with respect to matters relating to the Company, Buyer may also make appropriate disclosure as required in connection with any registration statement or confidential information memorandum prepared by Buyer. Buyer and the Company shall jointly approve the contents of any press releases, written employee presentations, or other materials of potentially wide distribution that disclose or refer to the transaction contemplated hereby, provided Buyer shall not unreasonably withhold such consent.

         4.5 EXCLUSIVITY. After the signing of this Agreement until December 31, 1997, Sellers shall not (i) solicit, initiate, or encourage the submission of any proposal of offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of such acquisition structured as a merger, consolidation, or share exchange. Sellers will (and shall cause the Company to) notify Buyer if any person or entity make any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         4.6 RELEASE OF SELLERS' GUARANTEES. At or prior to the IPO Closing Date, Buyer will use its best efforts to obtain the release of Sellers and their respective affiliates, heirs, successors and assigns from any and all personal guarantees previously given by Sellers to secure the Company's Long-Term Debt obligations and performance bonds. In the event that Buyer is unable to obtain such releases from the Company's lenders, Buyer shall cause the Company to pay off or otherwise retire all of the Company's Long-Term Debt secured by the personal guarantee of Sellers, up to a maximum of (i) $6.5 million, if the IPO Closing Date occurs on or before September 30, 1997, and
(ii) $7.0 million if the IPO Closing Date occurs after September 30, 1997. Buyer shall obtain the release of the guaranties of Diversified Group, Inc. and Herbert D. Hughes (and the Succession of Herbert D. Hughes) with respect to the Company's line of credit with Banc One, N.A.

         4.7 SELLERS' RELEASE OF CLAIMS. Effective as of the IPO Closing Date, the Sellers do hereby (i) release, acquit and forever discharge each of the Companies and each of their respective subsidiaries that are listed on the Disclosure Schedules (all of such subsidiaries of the Companies being referred to collectively as the "Company Subsidiaries") from any and all liabilities, obligations, indebtedness, claims, demands, actions or causes of action arising from or relating to any event,





                                  HBH, Inc. Purchase and Sale Agreement/Page 30
occurrence, act, omission or condition occurring or existing on or prior to Closing, including, without limitation, any claim for indemnity or contribution from the Companies or the Company Subsidiaries in connection with the obligations or liabilities of the Sellers hereunder, except for indemnification to which a Seller may be entitled as an officer, director, employee or agent of a Company, and salary and benefits payable to a Seller as an employee in the ordinary course of business; (ii) waive all breaches, defaults or violations of each agreement, if any, applicable to the Company Shares or the Real Estate and agree that any and all such agreements are terminated as of the Closing Date and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of the Company and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

         4.8     CONFIDENTIAL INFORMATION MEMORANDUM; REGISTRATION STATEMENT.

                 (a) Company to Provide Information. Sellers and the Company shall cooperate with Buyer to promptly provide such information as reasonably requested by Buyer to (i) prepare a confidential information memorandum (the "CIM"), pursuant to Rule 506 of Regulation D promulgated by the SEC under the Securities Act, for dissemination to Buyer's acquisition candidates and their shareholders, and (ii) prepare and file with the SEC the registration statement on Form S-1 (or other appropriate Form) to be filed by Buyer under the Securities Act in connection with its IPO (including the prospectus constituting a part thereof, the "Registration Statement"). Buyer shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, the CIM and the Registration Statement, and Sellers and the Company shall furnish all information concerning themselves as may be reasonably requested in connection with any such action.

                 (b) Accuracy of Information. Buyer, Sellers and the Company each represent and warrant that none of the information or documents supplied or to be supplied by it specifically for inclusion in the CIM or the Registration Statement, by exhibit or otherwise, will, at the time that such party has authorized dissemination of the CIM, and at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Sellers and the Company, respectively, shall agree with Buyer as to the information and documents supplied by them for inclusion in the Registration Statement and each shall indicate such information and documents in a letter (the "Information Letter") to be delivered (i) prior to the filing of the Registration Statement with the SEC, and (ii) prior to filing any amendment to the Registration Statement with the SEC (other than any prospectus filed with the SEC pursuant to Rule 424(b)). Sellers and the Company shall be entitled to review the CIM, the Registration Statement and each amendment thereto, if any, prior to delivery of the Information Letter. Sellers and the Company shall immediately notify Buyer in the event of any development or occurrence that would cause matters referenced in the Information Letter to be inaccurate, incomplete or misleading in any material respect.





                                  HBH, Inc. Purchase and Sale Agreement/Page 31

                 (c) Further Information. Sellers and the Company, respectively, shall use their best efforts to promptly upon request, furnish Buyer with all information concerning itself and such other matters as may be reasonably requested by Buyer in connection with the preparation of the CIM, the Registration Statement and each amendment or supplement thereto, or any other statement, filing, notice or application made by or on behalf of each such party to any governmental entity in connection with the transactions contemplated by this Agreement.

         4.9     SATISFACTION OF CONDITIONS. The Company and the Sellers shall
(i) use their reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Company and make, as soon as possible, all filings with any governmental authority required on the part of the Company to consummate the transactions contemplated hereby, (ii) use their reasonable efforts to obtain, as soon as possible, all other consents to and approvals required to be obtained by the Company to consummate the transactions contemplated hereby, and (iii) otherwise use their reasonable efforts to satisfy the conditions set forth in Article 5 of the Agreement to the extent that such satisfaction is within their control; provided, however, that this Section 4.9 shall not be construed to limit the rights of Sellers to terminate this Agreement as provided in Article 6 of the Agreement. Buyer agrees that, if any event or circumstances develops such that the CIM previously delivered to Sellers no longer contains no misstatement of material fact, nor omits to state any material fact required to make statements contained therein not misleading, Buyer shall promptly notify Sellers and the Company of such event or circumstance and, as soon as practicable, Buyer shall supplement the CIM as required to remedy such deficiency. Buyer shall provide its reasonable efforts to obtain all governmental approvals and to satisfy all contingencies required to consummate the IPO and all of the transactions anticipated hereby. In the event that Buyer shall become aware of any event or circumstance which, in Buyer's reasonable judgment, renders consummation of the IPO and all of the transactions anticipated hereby unlikely, Buyer shall promptly notify Sellers and the Company of such event or circumstance.

         4.10    CERTAIN TAX MATTERS.

                 (a) Mutual Consent for Section 338(h)(10) Election. The Buyer and Sellers shall cooperate fully and work together towards determining whether an election will be made under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of the Company pursuant to this Agreement. Any such election (a "Section 338(h)(10) Election") shall be made only pursuant to the mutual consent of the Buyer and Sellers. In the event of said mutual consent regarding the election of Section 338(h)(10), the Buyer and Sellers shall cooperate fully to ensure that all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a Section 338(h)(10) Election are submitted in compliance with applicable filing deadlines.

                 (b) S Corporation Status. Through the Closing Date, Company and Sellers will not revoke Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Company and Sellers will not take or allow any action, other than the sale of Company's stock pursuant to this Agreement, that would result in the





                                  HBH, Inc. Purchase and Sale Agreement/Page 32
         termination of Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

                 (c) Tax Periods Ending on or before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all returns, declarations, reports, claims for refund, or information returns or statements related to Taxes, including any schedules, attachments, or amendments thereto ("Tax Returns") for the Company for all periods ending on or prior to the IPO Closing Date which are filed after the IPO Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by Company to the Sellers for such periods using the interim closing of the books method. Sellers shall reimburse Buyer for any Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company and its Subsidiaries of such Taxes to the extent such Taxes are not reflected in the reserve for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company Financial Statements.

                 (d)      Cooperation on Tax Matters.

                          (i) Buyer, Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company and Sellers agree: (A) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the IPO Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                          (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                 (e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Company, if any, shall be terminated as of the IPO Closing Date





                                  HBH, Inc. Purchase and Sale Agreement/Page 33
         and, after the IPO Closing Date, Company shall not be bound thereby or have any liability thereunder.

         4.11 CONRAD MATTER. Buyer agrees with Sellers and the Company that Buyer will not challenge the Company's accounting treatment of the Company's dispute and settlement with Conrad Industries, Inc. ("Conrad") v. HBH, Inc.
on the docket of the 24th Judicial District Court for the Parish of Jefferson, State of Louisiana, regarding a contract dispute with Conrad over delivery of the BH 400 pipeline barge, and that Buyer will not assert a breach of representation or warranty against Sellers or the Company based on such accounting treatment.

         4.12 CHANGE OF FINANCIAL INSTITUTIONS. Sellers at their discretion shall be permitted to change the Company's banking relationships so long as all terms and conditions of all debt instruments and security agreements of the Company with any new financial institution shall be on an equal or more favorable basis to the Company than the debt instruments of the Company being replaced. The name of such new financial institution shall be deemed substituted and replaced for "Banc One, N.A." throughout this Agreement.

                                   ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer under this Agreement are subject to the satisfaction in all material respects of each of the following conditions, unless waived by the Buyer:

                 (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 4.3 of this Agreement, the representations and warranties of Sellers and the Company contained in this Agreement, in the Company Disclosure Schedule of this Agreement or in any closing certificate or document delivered to Buyer pursuant hereto shall be correct and complete at and as of the Closing Date and the IPO Closing Date as though made at and as of such dates, other than such representations and warranties as are specifically made as of another date, and Sellers and the Company shall each have delivered to Buyer a certificate to that effect.

                 (b) Performance of Covenants. Sellers and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date and the IPO Closing Date (except where the failure to so perform or comply would not have a material adverse effect on Buyer or prevent Sellers or Buyer from consummating the transactions contemplated hereby), and Sellers and the Company shall each have delivered to Buyer a certificate to that effect.

                 (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against Sellers or the Company, or against Buyer arising by reason of the acquisition of the Company pursuant to this Agreement, which is not adequately covered by insurance or which is reasonably likely (1) to restrain, prohibit or





                                  HBH, Inc. Purchase and Sale Agreement/Page 34
         invalidate the consummation of the transactions contemplated by this Agreement, (2) to have a Company Material Adverse Change on the Company or (3) to have a Company Material Adverse Change on the results of operations or financial condition of Buyer and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement; and Sellers and the Company shall each have delivered to Buyer a certificate to that effect.

                 (d) Approvals. The Company and Sellers shall have procured all of the consents, approvals and waivers specified in Sections 3.1(b) and 3.2(e), and Sellers and the Company shall each have delivered to Buyer a certificate to that effect.

                 (e) Executive Employment Agreement. H. Daniel Hughes II shall execute and deliver the Executive Employment Agreement with the Company substantially in the form attached as Exhibit 1.4 hereto.

                 (f) Shareholder Lock-up Agreements. Sellers, H. Daniel Hughes II and Elizabeth H. DePass each shall have executed and delivered any lock-up agreement reasonably requested by the managing underwriter of Buyer's IPO which restricts the sale or other disposition of TCMS Common Stock for a reasonable and customary period following the effectiveness of the Registration Statement; provided that the terms and conditions of such agreement are no more onerous than those required of any of the shareholders of the other acquired companies at time of the IPO.

                 (g) Completion of Buyer's IPO. Buyer's initial public offering of common stock, as described in the Registration Statement, shall have successfully closed.

                 (h) Lender Approval. (i) Sellers and Buyer shall have obtained the consent or approval of Sellers' lending institution with respect to the assumption or prepayment of up to $6,500,000 of the Company's Long-Term Debt by Buyer (provided that this amount shall be $7,000,000 if the IPO Closing Date should occur subsequent to September 30, 1997), and the release of Sellers, concurrently with the IPO Closing Date, and (ii) Buyer shall have secured a commitment for approximately $25 million in senior indebtedness.

                 (i) Audit of the Company. Buyer shall have received the results of an audit of the Company's financial statements for the three years ended December 31, 1996 by the certified public accounting firm regularly engaged by Buyer or such other independent public accountant as agreed by the parties.

                 (j) Long-Term Debt. The Company's Long-Term Debt (including current maturities of said Long-Term Debt and prepayment penalties as of the IPO Closing Date) as of the IPO Closing Date shall not exceed (i) $6,500,000, if the IPO Closing Date occurs on or before September 30, 1997, or (ii) $7,000,000, if the IPO Closing Date occurs after September 30, 1997. The Company shall have been released from all of its obligations as a surety or guarantor with respect to the indebtedness of third parties, including without limitation, all guaranties and other obligations of the Company with respect to the





                                  HBH, Inc. Purchase and Sale Agreement/Page 35
         indebtedness of Herbert D. Hughes (and the Succession of Herbert D. Hughes) and the indebtedness of Diversified Group, Inc. The Company shall pay the indebtedness owed to the Succession of Herbert D. Hughes at or prior to Closing.

                 (k) Opinion of Counsel for the Company and Sellers. Buyer shall have received the favorable opinion of Lugenbuhl, Burke, Wheaton, Peck, Rankin & Hubbard dated the Closing Date, substantially in the form and to the effect set forth in Exhibit 5.1 hereto.

                 (l) Resignations of Directors and Officers. Sellers will deliver to Buyer (i) the resignations of all the Sellers who are officers and directors of the Company; (ii) a complete and general release of all claims by the Sellers against the Company except for claims by Sellers as provided under Section 4.7; (iii) on or before the IPO Closing Date evidence of the resignation from or final removal from office of all officers and directors of the Company; and (iv) the corporate records and books of Company, including the minute book, the stock transfer books, and the corporate seal of the Company.

                 (m) All Proceedings to be Satisfactory. All actions to be taken by Sellers and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer and its counsel.

                 (n) Delivery of Certificates Representing Company Common Stock. Sellers shall deliver Certificates representing all of the Company Common Stock, with signatures guaranteed by an eligible guarantor institution, if requested by Buyer, against payment of the Purchase Price.

         5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS AND THE COMPANY. The obligations of Sellers and the Company under this Agreement are subject to the satisfaction in all material respects of each of the following conditions, unless waived by Sellers:

                 (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 4.3 of this Agreement, the representations and warranties of Buyer contained in this Agreement or in any closing certificate or document delivered to Sellers or the Company pursuant hereto shall be correct and complete on and as of the Closing Date and the IPO Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of such dates, and Buyer shall have delivered to Sellers and the Company a certificate to that effect.

                 (b) Performance of Covenants. Buyer shall have performed and complied with all covenants of this Agreement to be performed or complied with by it at the Closing Date and the IPO Closing Date (except where the failure to so perform or comply would not have a material adverse effect on Sellers and the Company or prevent it from consummating the transactions contemplated hereby), and Buyer shall have delivered to Sellers and the Company a certificate to such effect.





                                  HBH, Inc. Purchase and Sale Agreement/Page 36

                 (c) Approvals. Buyer shall have procured all of the consents, approvals and waivers specified in Section 3.3(f), and Buyer shall deliver to Sellers and the Company a certificate to that effect.

                 (d) Release from Guarantee. Buyer shall have caused the release of Sellers and Diversified Group, Inc. from any and all personal guarantees of the Company's indebtedness and performance bonds in accordance with Section 4.6 above effective as of the IPO Closing Date.

                 (e) Executive Employment Agreement. The Company shall execute and deliver the Executive Employment Agreement with H. Daniel Hughes II in the form attached as Exhibit 1.4.

                 (f) Lender Approval; Performance Bonds. Buyer shall have obtained the consent of Company's lenders with respect to the assumption or prepayment of up to $6,500,000 of the Company's Long-Term Debt by Buyer (provided that this amount shall be $7,000,000 if the IPO Closing Date should occur subsequent to September 30,
         1997), and the release of Sellers and their respective affiliates, heirs, successors and assigns with respect to such indebtedness and with respect to the Company's performance bonds concurrently with the IPO Closing Date. Buyer shall have obtained the release of the guaranties of Diversified Group or Herbert D. Hughes (and the Succession of Herbert D. Hughes) of the Company's line of credit with Banc One, N.A.

                 (g) All Proceedings to be Satisfactory. Sellers and their counsel shall have received Buyer's Memorandum describing Buyer and the TCMS Common Stock to be delivered as a part of the Purchase Price together with all such counterpart originals or certified or other copies of all documents relating to Buyer incident to the transactions contemplated hereby as Sellers or said counsel may reasonably request.

                 (h) Opinion of Counsel for The Buyer. Sellers and the Company shall have received the favorable opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel for Buyer, dated the Closing Date, substantially in the form and to the effect set forth in
         Exhibit 5.2 hereto.

                 (i) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted that is reasonably likely to restrain, prohibit, violate or otherwise affect the consummation of the transactions contemplated hereby.

                 (j) Payment of the Purchase Price. Buyer shall deliver payment of the Purchase Price to Seller, including the shares of TCMS Common Stock provided for herein, against delivery of the share certificates representing all of the Company Common Stock.





                                  HBH, Inc. Purchase and Sale Agreement/Page 37

                                   ARTICLE 6

                                  TERMINATION

         6.1 TERMINATION OF AGREEMENT. The parties may terminate this Agreement only as provided below.

                 (a) Prior to Closing. The parties may terminate this Agreement at any time prior to the Closing only as provided below:

                          (1) Mutual Consent. Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                          (2) Termination by Buyer. Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event Sellers or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified Sellers of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier, or (ii) if the IPO Closing Date shall not have occurred on or before the earlier of 75 days after receipt by Buyer of comments from the SEC with respect to Buyer's initial filing of its registration statement on Form S-1 or December 31, 1997, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                          (3) Termination by Sellers. Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing: (i) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified the Buyer of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier; or (ii) if the IPO Closing Date shall not have occurred on or before the earlier of 75 days after receipt by Buyer of comments from the SEC with respect to Buyer's initial filing of its registration statement on Form S-1 or December 31, 1997, by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant contained in this Agreement); or (iii) in the event that the acquisition agreements between Buyer and any of Woodson Construction Company, Laine Construction Company, Kori Corporation, EnviroSystems, Inc., CSI Hydrostatic Testers, Inc., Hargett Mooring & Marine, Inc., or the Red Fox Companies of New Iberia, Inc. (the "Founding Companies") terminates prior to the IPO Closing Date.





                                  HBH, Inc. Purchase and Sale Agreement/Page 38

                 (b) After the Closing Date. This agreement may be terminated after the Closing only as follows:

                          (1) Termination of Underwriting Agreement. Prior to the successful completion of the IPO, upon termination of the agreement between Buyer and certain investment banking firms (the "Underwriting Agreement") under which such firms agree to purchase shares of TCMS Common Stock from Buyer on a firm commitment basis for resale to the public initially at the IPO Price, Buyer or Sellers may each terminate this Agreement by providing written notice to the other.

                          (2) Automatic Termination. This Agreement shall terminate automatically and without action on the part of any party hereto if the IPO is not consummated within 10 business days after the Closing.

         6.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (1) Section 4.4, Section 10.1, Section 10.6, Section 10.7, Section 10.8 and Section 10.10 hereof shall survive such termination and (2) nothing herein shall relieve any party from liability for any willful breach of any other provision hereof.

                                   ARTICLE 7

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties contained in this Agreement (except for Section 3.2(v)) shall survive the IPO Closing Date, regardless of any investigation made by or on behalf of any party, and shall expire and terminate on the last day of the 18th month after the IPO Closing Date. The representations and warranties contained in Section 3.2(v) hereof shall not terminate until the expiration of the applicable statute of limitations (including any extension thereof) for any claim by a taxing authority for any taxes, penalties or interest. The representations and warranties contained in
Section 3.2(p) shall not survive the IPO Closing Date.

         7.2 INDEMNIFICATION BY SELLERS. Sellers hereby agree to indemnify and hold harmless the Company and Buyer in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all reasonable attorneys' fees) which the Company or the Buyer incurs in excess of $500,000 in the aggregate as a result of the breach of any of the representations, warranties and covenants made by Sellers in or pursuant to this Agreement; provided that Sellers' indemnification obligations under this Agreement shall not exceed $5,000,000 (the "Indemnification Cap"). Except as provided above, the indemnification obligations of Sellers under this Section
7.2 shall survive the IPO Closing Date and will terminate at the time specified in Section 7.1, except with respect to any indemnity claim or claims pending on the date of such termination. The indemnification obligations of Sellers under this Section 7.2 shall survive the IPO Closing Date and will terminate at the time specified in Section 7.1, except with respect to any indemnity claim or claims pending on the date of such termination.





                                  HBH, Inc. Purchase and Sale Agreement/Page 39

         7.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless Sellers in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to all reasonable attorneys' fees) which Sellers incur in excess of $500,000 in the aggregate as a result of the breach of any of the representations, warranties and covenants made by Buyer in or pursuant to this Agreement; provided that Buyer's indemnification obligations under this Agreement shall not exceed the Indemnification Cap. The indemnification obligations of Buyer under this Section 7.3 shall survive the IPO Closing Date and will terminate at the time specified in Section 7.1, except with respect to any indemnity claim or claims pending on the date of such termination.

         7.4 NOTICE. Promptly after any party hereto (the "Indemnified Party") has received notice or has knowledge of the occurrence of any event which the Indemnified Party asserts is an indemnifiable event or after the commencement of any action, claim or proceeding commenced against the Indemnified Party by a third party that might result in any claim for indemnity pursuant to this Agreement (a "Third Party Claim"), the Indemnified Party shall notify the party obligated to provide indemnification hereunder (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Promptly after receipt by an Indemnifying Party of any such notice, the Indemnifying Party shall, within twenty days of receipt of such notice, either: (i) acknowledge the debt, liability or obligation for which indemnity is sought as a valid claim and forthwith pay the Indemnified Party an amount sufficient to discharged such debt, liability or obligation;
(ii) in the event of a Third Party Claim which is not acknowledged by the Indemnifying Party to be owing, notify the Indemnified Party of the defense thereto and thereupon promptly assume and diligently contest such Third Party Claim with counsel satisfactory to the Indemnified Party; or (iii) with respect to a claim other than a Third Party Claim, in the event of a claim by the Indemnified Party for indemnity hereunder which is challenged by the Indemnifying Party, notify the Indemnified Party of such challenge.

                                   ARTICLE 8

                          STOCK TRANSFER RESTRICTIONS

         8.1 COMPLIANCE WITH SECURITIES LAWS. Sellers acknowledge and agree with Buyer that the shares of TCMS Common Stock issued pursuant to this Agreement (the "Restricted Shares") to Sellers shall not be transferable except upon the conditions specified in this Article 8, which conditions are intended, among other things, to ensure compliance with the provisions of the Securities Act and any applicable state securities laws in respect of the transfer of such Restricted Shares. Sellers acknowledge and agree that the certificates representing the Restricted Shares will contain a restrictive legend to the effect that transfer of such shares is prohibited unless the shares are registered under the Securities Act and applicable state securities laws, or in the event the event that such transfer is, in the opinion of counsel to Buyer, exempt from the registration provisions of the Securities Act and applicable state securities laws.

         8.2 RESTRICTIONS ON TRANSFER. Prior to any transfer or attempted transfer of Restricted Shares other than the sale of such shares pursuant to registration under the Securities Act, Sellers agree to give written notice to Buyer of its intention to effect such transfer. The notice shall describe the manner and circumstances of the proposed transfer in detail and shall contain an undertaking to





                                  HBH, Inc. Purchase and Sale Agreement/Page 40
furnish such other information as may be required to enable Buyer's counsel to render the opinions referred to below, and shall give the identity and address of the Seller's counsel. Buyer shall submit a copy of the notice to its counsel, and the following provisions shall apply:

                 (a) If, in the opinion of the Buyer's counsel, the proposed transfer may be effected without registration of the Restricted Shares under the Securities Act, Buyer shall, as promptly as practicable, so notify Sellers who will then be entitled to transfer the TCMS Common Stock in accordance with the terms of the notice delivered by Sellers to Buyer.

                 (b) If, in the opinion of the Buyer's counsel, the proposed transfer of the TCMS Common Stock may not be effected without registration under the Securities Act, Buyer shall, as promptly as practicable, so notify Sellers, and Sellers shall not be allowed to effect the proposed transfer except pursuant to an offering registered under the Securities Act.

                 (c) Each Seller understands and agrees that except as provided in the Registration Rights Agreement, Buyer is not obligated to furnish a registration statement under the Act or any state securities laws covering the Restricted Shares nor is Buyer under any obligation to aid Sellers in obtaining any exemption from any such registration requirements. Each Seller also acknowledges that except as provided in the Registration Rights Agreement, he shall be responsible for compliance with all conditions of transfer of the Restricted Shares imposed by any administrator of any state and for reasonable expenses incurred by Buyer for legal or accounting services in connection with reviewing such proposed transfer and issuing opinions in connection therewith.

                 (d) Each Seller understands and agrees that transfer of the Restricted Shares may be effected only on the books of Buyer, and that stop transfer instructions will be issued to the transfer agent of TCMS Common Stock in accordance with the legend on any certificate representing the Restricted Shares. The transfer agent will not remove the legend from any certificate representing the Restricted Shares without either registration of the Restricted Shares under the Securities Act and applicable state securities laws or an opinion of the Buyer's counsel (i) stating that the transfer of the Restricted Shares is exempt from such registration requirements and authorizing removal of the stop transfer instructions or (ii) authorizing removal of the restrictive legend.

                                   ARTICLE 9

                               FURTHER ASSURANCES

         9.1 FURTHER ASSURANCES. At any time and from time to time on and after the Closing Date (a) at the request of Buyer, Sellers shall deliver to Buyer any records, documents and data possessed by Sellers and not previously delivered to Buyer to which Buyer is entitled and execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as Buyer may reasonably deem necessary or desirable in order to fully and effectively vest in Buyer, or to confirm its title to and possession of, the Company Shares or to assist Buyer in exercising rights with respect thereto which Buyer is entitled to exercise pursuant to the terms of this Agreement; and (b) Buyer shall execute and deliver or cause to be executed and delivered such





                                  HBH, Inc. Purchase and Sale Agreement/Page 41
further instruments and take or cause to be taken such further actions as Sellers may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

         9.2     BOOKS AND RECORDS.

                 (a) Buyer agrees that it shall preserve and keep all books and records relating to the Company in Buyer's possession until six months following the expiration of the statute of limitations (including extensions thereof) applicable to the tax returns filed by or with respect to the Company for taxable periods ending prior to or on the IPO Closing Date to which such books or records are relevant. After such time, before Buyer shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by Buyer to Sellers, and Sellers shall be given an opportunity, at its sole cost and expense, to remove all or any part of such books and records as Sellers may select, and Sellers may retain copies thereof. Duly authorized representatives of Sellers shall, upon reasonable notice, have access to such books and records during normal business hours to examine, inspect and copy such books and records, and Buyer and its representatives will provide reasonable assistance and cooperation to Sellers with respect to inspection of such books and records.

                 (b) In any instance in which any Seller or Buyer, as the case may be, is required to prepare or file (or cause to be filed) tax returns which cover a period that includes the IPO Closing Date or to respond to an audit by the Internal Revenue Service or other governmental agency with respect to a period prior to the IPO Closing Date, each Seller or Buyer, as the case may be, will furnish all information and records reasonably available to it and reasonably requested of him, her or it and necessary or appropriate for use in preparing such returns or responding to such audit.

                                   ARTICLE 10

                                 MISCELLANEOUS

         10.1 EXPENSES, ETC. Except as may otherwise be agreed in writing by the parties, whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. Each of the Sellers, the Company and Buyer will indemnify the other parties, and hold them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party. Sellers shall pay and be responsible for any stock transfer Taxes arising from the sale of the Company Shares hereunder. Buyers shall pay and be responsible for any stock transfer taxes arising from the sale of shares of TCMS Common Stock hereunder.





                                  HBH, Inc. Purchase and Sale Agreement/Page 42

         10.2 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.3 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, or sent by telex, telecopier, facsimile transmission or telegraph as follows:

         If to Sellers, to:                       With a copy to:
         Mr. Tom Budde                            Mr. Stewart F. Peck
         Ms. Elizabeth H. DePass                  Lugenbuhl, Burke, Wheaton, Peck,
         c/o The Diversified Group, Inc.           Rankin & Hubbard
         5801 Citrus Blvd.                        601 Poydras Street, 27th Floor
         Harahan, Louisiana 70123                 New Orleans, Louisiana 70130-6017
         Facsimile: (504) 733-2884                Facsimile: (504) 529-7418

         If to the Company, to:

         Mr. Danny Hughes
         c/o The Diversified Group, Inc.
         5801 Citrus Blvd.
         Harahan, Louisiana 70123
         Facsimile: (504) 733-2884

         If to Buyer, to:                         With a copy to:

         TransCoastal Marine Services, Inc.       Robert J. Viguet, Jr.
         3535 Briarpark, Suite 210                Chamberlain, Hrdlicka, White, Williams
         Houston, Texas 77042                      & Martin
         Attention: Mr. G. Darcy Klug             1200 Smith Street, Suite 1400
         Facsimile No. (713) 781-6364             Houston, Texas 77002-4310
                                                  Facsimile No. (713) 658-2553

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective upon the earliest of (a) when delivered in hand to the party to which directed, or (b) if sent by first-class mail postage prepaid, certified mail, return receipt requested, or by telex, telecopier, facsimile transmission or telegraph and properly addressed as set forth above, at the time when received by the addressee or (c) with respect to delivery by certified mail, return receipt requested, when delivery thereof, properly addressed as set forth above, is attempted by the U.S. Postal Service.





                                  HBH, Inc. Purchase and Sale Agreement/Page 43

         10.4 WAIVERS. Any party hereto (as to itself, but not as to other parties without their consent) may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of another party contained in this Agreement; or (d) waive performance of any of the obligations of another party under this Agreement. Except as otherwise provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

         10.5 AMENDMENTS, SUPPLEMENTS, ETC. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties.

         10.6 ENTIRE AGREEMENT. This Agreement, its Exhibits and Disclosure Schedules and the documents executed on the Closing Date and the IPO Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         10.7 CHOICE OF FORUM; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any matter hereto, shall be brought in the United States District Court for the Eastern District of Louisiana, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Louisiana in Jefferson Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         10.8 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or





                                  HBH, Inc. Purchase and Sale Agreement/Page 44
implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.9 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

         10.10 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

                                        BUYER:

                                        TRANSCOASTAL MARINE SERVICES, INC.



                                        BY: /s/ BILL E. STALLWORTH
                                            ------------------------------------
                                            BILL E. STALLWORTH,
                                            CHIEF EXECUTIVE OFFICER


                                        SELLERS:

                                        THE SUCCESSION OF HERBERT D. HUGHES



                                        /s/ ELIZABETH H. DEPASS
                                        ----------------------------------------
                                        ELIZABETH H. DEPASS, THE DULY AUTHORIZED
                                        EXECUTRIX IN THE SUCCESSION OF HERBERT
                                        D. HUGHES


                                        THE COMPANY:

                                        HBH, INC., A LOUISIANA CORPORATION



                                        By: /s/ DAN HUGHES
                                           -------------------------------------
                                        Name:   Dan Hughes
                                             -----------------------------------
                                        Title:  President
                                              ----------------------------------



                                  HBH, Inc. Purchase and Sale Agreement/Page 45